AGREEMENT

                  THIS AGREEMENT (this "Agreement") is made and entered into as of this ____ day of January, 1998 by and among THRUCOMM, INC., a Florida corporation whose address is 1641 Commerce Avenue North, St. Petersburg, Florida 33716 ("Thrucomm"), BLUE CHIP/DATALINC CORPORATION, a Delaware corporation (a wholly-owned subsidiary of Blue Chip Capital Fund Limited Partnership, a Delaware limited partnership) whose address is 201 East Fifth Street, Cincinnati, Ohio 45202 (the "Purchaser"), INTEGRATED COMMUNICATION NETWORKS, INC., a Florida corporation whose address is 1641 Commerce Avenue North, St. Petersburg, Florida 33716 ("ICN"), JOHN F. KOLENDA, an individual with a mailing address at 1641 Commerce Avenue North, St. Petersburg, Florida 33716 ("Kolenda"), MARK J. GIANINNI, an individual with a mailing address at 1641 Commerce Avenue North, St. Petersburg, Florida 33716 ("Gianinni", and together with Kolenda, the "Shareholders"), and DATALINC, LTD., a Florida limited partnership whose address is 1641 Commerce Avenue North, St.
Petersburg, Florida  33716 (the "Partnership").

                  WHEREAS, an agreement (the "First Agreement") was made and entered into as of the 30th day of April, 1993 by and among the Purchaser, ICN, the Shareholders and the Partnership; and

                  WHEREAS, an agreement (the "Second Agreement") was made and entered into as of the 1st day of September, 1993 by and among the Purchaser, ICN, the Shareholders and the Partnership; and

                  WHEREAS, pursuant and subject to the First Agreement and the Second Agreement, the Partnership sold to the Purchaser, and the Purchaser purchased from the Partnership, three hundred eighty (380) Series 300 Limited Partnership Units of the Partnership (the "Purchaser Units"), and the Purchaser, the Partnership, ICN and the Shareholders entered into certain agreements in connection therewith; and

                  WHEREAS, pursuant to a Reorganization as described in the Form S-4 Registration Statement filed with the Securities and Exchange Commission (the "Commission") with respect to Thrucomm on September 3, 1997, as amended (the "Registration Statement"), the assets of the Partnership were transferred to Thrucomm, and the Partnership acquired all of the common stock and certain preferred stock of Thrucomm (the "Reorganization"); and

                  WHEREAS, an agreement (the "Third Agreement") was made and entered into as of the 27th day of August, 1997 by and among Thrucomm and the parties to the First Agreement and the Second Agreement, pursuant to which Thrucomm and the parties to the First Agreement and the Second Agreement made certain agreements in connection with the Reorganization; and

                  WHEREAS, Thrucomm and the parties to the First Agreement, the Second Agreement and the Third Agreement (collectively, the "Agreements") now desire to make certain modifications to the Agreements and other agreements, as more particularly set forth herein.

                 NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1. Certain Definitions. As used herein, the following terms shall have the following meanings:

     "Thrucomm Board" shall mean the Board of Directors of Thrucomm.

     "Mandatory Conversion Event" shall have the meaning set forth in the Registration Statement.

     "Determination Date" shall mean the earlier to occur of (a) December 31, 2000 or (b) the date of the occurrence of a Mandatory Conversion Event.

     "MRA" shall mean Seven Million Two Hundred Thousand Dollars ($7,200,000), subject to reduction as follows:

          (a) If any Purchaser Units are sold by the Purchaser prior to the earlier to occur of June 30, 1999 or the Determination Date, the MRA shall be reduced by the same percentage that the number of Purchaser Units so sold by the Purchaser bears to the total number of Purchaser Units owned by the Purchaser on the date of this Agreement; and

          (b) If any Purchaser Units are sold by the Purchaser on or after June 30, 1999 but prior to the Determination Date, the MRA shall be reduced by an amount equal to the greater of (i) the amount of proceeds (net of any reasonable expenses incurred in connection therewith) received by the Purchaser from the sale of such
               Purchaser Units or (ii) in the event that ICN and the Shareholders seek such a determination, an amount equal to the amount which the Thrucomm Board determines in good faith is the price which reasonably should be accepted for the sale of such Purchaser Units at that time, taking into account the facts and circumstances existing at that time, less the amount of expenses which the Thrucomm Board determines in good faith might reasonably be incurred in connection therewith.

     "FMV" shall mean:

          (a) If a Mandatory Conversion Event has not occurred on or prior to December 31, 2000, the market value as of December 31, 2000 of the Purchaser Units then owned by the Purchaser, as determined in good faith by the Thrucomm Board, assuming sale within a period of not more than four (4) weeks and net of any expenses that might reasonably be incurred in connection with such sale as determined in good faith by the Thrucomm Board; or

          (b) If a Mandatory Conversion Event has occurred on or prior to December 31, 2000, the market value of the shares of common stock of Thrucomm received by the Purchaser upon conversion of Thrucomm's Mandatory Convertible Preferred Stock, Series D and Series E (as described in the Registration Statement) as of the date of receipt thereof, as determined in good faith by the Thrucomm Board, assuming sale within a period of not more than four (4) weeks and net of any expenses which might reasonably be incurred in connection with such sale as determined in good faith by the Thrucomm Board; provided, however, that if the Purchaser disagrees with the market value determined by the Thrucomm Board in either such situation (a) or (b) above, the Purchaser shall be entitled to retain, at the expense of Thrucomm, a nationally recognized investment banking firm reasonably acceptable to the Thrucomm Board to provide a determination of such market value, and in such event the determination of such firm as to such market value shall be determinative and shall be the FMV.

     "Deficiency Amount" shall be determined as of the Determination Date and shall mean (a) if the FMV is then equal to or greater than the MRA, zero, or (b) if the MRA is then greater than the FMV, the difference between the MRA and the FMV, subject to reduction as described in Paragraph 2 below.

     "Escrow Agent" shall mean a financial institution reasonably acceptable to the Purchaser.

     "Escrow Agreement" shall mean an Escrow Agreement among the Purchaser, the Partnership, Thrucomm, ICN, the Shareholders and the Escrow Agent in substantially the form of Exhibit A attached hereto.

     "Escrow Account" shall mean the escrow account established pursuant to the Escrow Agreement.

     "Reasonable Preferred Stock Sale Price" shall mean the price which the Thrucomm Board in good faith determines is the price which reasonably should be accepted for the sale of the Escrowed Preferred Stock or the portion thereof then sold or proposed to be sold, taking into account the facts and circumstances existing at the time of such sale, less the amount of expenses which the Thrucomm Board determines in good faith might reasonably be incurred in connection therewith.

     "Reasonable Common Stock Sale Price" shall mean the price which the Thrucomm Board in good faith determines is the price which reasonably should be accepted for the sale of the Escrowed Common Stock or the portion thereof then sold or proposed to be sold, taking into account the facts and circumstances existing at the time of such sale, less the amount of expenses which the Thrucomm Board determines in good faith might reasonably be incurred in connection therewith.

2. Escrow.

     (a) Deposit of Escrowed Preferred Stock. Within thirty (30) days after the date of this Agreement, the Purchaser, the Partnership, Thrucomm, ICN, the Shareholders and the Escrow Agent shall enter into the Escrow Agreement and the Partnership shall deposit forty-five percent (45%) of Thrucomm's Mandatory Convertible Preferred Stock, Series G, as described in the Registration Statement (the "Escrowed Preferred Stock"), into the Escrow Account. Simultaneously with depositing the Escrowed Preferred Stock into the Escrow Account, the Partnership shall deposit stock powers with respect to the Escrowed Preferred Stock, duly executed in blank, into the Escrow Account, which shall only be released from the Escrow Account for the purpose of effectuating sale of the Escrowed Preferred Stock or any portion thereof in accordance with the terms of this Agreement or when the Escrow Account is closed in accordance with the terms of this Agreement.

     (b) Restrictions on Sale and Release of Escrowed Preferred Stock. No Escrowed Preferred Stock may be sold or otherwise released from the Escrow Account, except that (i) the Purchaser may at any time direct that the Escrowed Preferred Stock or any portion thereof be sold, (ii) at any time after June 30, 1999, ICN and the Shareholders may direct that the Escrowed Preferred Stock or any portion thereof be sold, but only if such Escrowed Preferred Stock is sold at a price no less than the Reasonable Preferred Stock Sale Price, and (iii) the Escrowed Preferred Stock shall be released from the Escrow Account (A) in connection with a Mandatory Conversion Event or (B) if a Mandatory Conversion Event has not occurred on or prior to December 31, 2000, but the Deficiency Amount as of that date is zero; in each case subject to the terms hereinafter set forth.

     (c) Sale of Escrowed Preferred Stock Prior to Determination Date. Upon any sale of Escrowed Preferred Stock as permitted in Paragraph 2(b) above prior to the Determination Date, all proceeds from such sale shall be deposited into the Escrow Account, and such proceeds and any interest or income thereon (the "Escrowed Proceeds") shall remain in the Escrow Account until the date of determination of the Deficiency Amount as of the Determination Date or up to ten (10) days thereafter. If as of the Determination Date the Deficiency Amount is zero, the Escrowed Proceeds shall be released to ICN, and the Escrow Account shall be closed. If as of the Determination Date the Deficiency Amount is greater than zero, the Deficiency Amount shall be reduced by an amount equal to the greater of (i) the amount of the Escrowed Proceeds or
          (ii) with respect to any sale directed by the Purchaser, the amount of the Reasonable Preferred Stock Sale Price, and the Escrowed Proceeds shall be released to the Purchaser up to an amount equal to the Deficiency Amount as so reduced. If as a result of the release of Escrowed Proceeds to the Purchaser the Deficiency Amount is reduced to zero, the balance of the Escrowed Proceeds shall be released to ICN, and the Escrow Account shall be closed.

     (d) Release of Escrowed Preferred Stock if Deficiency Amount is Zero. If a Mandatory Conversion Event has not occurred on or prior to December 31, 2000, but the Deficiency Amount as of that date is zero, all Escrowed Preferred Stock shall be released to ICN and the Escrow Account shall be closed.

     (e) Sale of Escrowed Preferred Stock After December 31, 2000. Upon any sale of Escrowed Preferred Stock as permitted in Paragraph 2(b) above on or after December 31, 2000 but prior to the date of a Mandatory Conversion Event, the Deficiency Amount shall be reduced by an amount equal to the greater of (i) the amount of the proceeds of such sale or
          (ii) with respect to any sale directed by the Purchaser, the amount of the Reasonable Preferred Stock Sale Price, and such proceeds shall be remitted to the Purchaser up to an amount equal to the Deficiency Amount as so reduced. If as a result of the remittance of such proceeds to the Purchaser the Deficiency Amount is reduced to zero, the balance of such proceeds shall be remitted to ICN, and the Escrow Account shall be closed.

     (f) Release of Escrowed Preferred Stock Upon Mandatory Conversion Event; Deposit of Escrowed Common Stock. Upon the occurrence of a Mandatory Conversion Event (i) if the Deficiency Amount is then zero, the Escrowed Preferred Stock shall be released from the Escrow Account and the Escrow Account shall be closed, or (ii) if the Deficiency Amount is then greater than zero, the Escrowed Preferred Stock shall be exchanged for the common stock of Thrucomm received upon conversion of the Escrowed Preferred Stock in connection with the Mandatory Conversion Event (the "Escrowed Common Stock") and the Escrowed Common Stock shall be deposited into the Escrow Account. Simultaneously with depositing the Escrowed Common Stock into the Escrow Account, the owners or holders thereof shall deposit stock powers with respect to the Escrowed Common Stock, duly executed in blank, into the Escrow Account, which shall only be released from the Escrow Account for the purpose of effectuating sale of the Escrowed Common Stock or any portion thereof in accordance with the terms of this Agreement or when the Escrow Account is closed in accordance with the terms of this Agreement.

     (g) Restrictions on Sale and Release of Escrowed Common Stock. No Escrowed Common Stock may be sold or otherwise released from the Escrow Account, except that (i) ICN and the Shareholders may at any time direct that the Escrowed Common Stock or any portion thereof be sold, but only if such Escrowed Common Stock is sold at a price no less than the Reasonable Common Stock Sale Price, and (ii) the Purchaser may at any time direct that the Escrowed Common Stock or any portion thereof be sold.

     (h) Sale of Escrowed Common Stock. Upon any sale of Escrowed Common Stock, the Deficiency Amount shall be reduced by an amount equal to the greater of (i) the amount of the proceeds of such sale or (ii) with respect to any sale directed by the Purchaser, the amount of the Reasonable Common Stock Sale Price, and such proceeds shall be remitted to the Purchaser up to an amount equal to the Deficiency Amount as so reduced. If as a result of the remittance of such proceeds to the Purchaser the Deficiency Amount is reduced to zero, the balance of such proceeds shall be remitted to ICN, and the Escrow Account shall be closed.

     (i) Close of Escrow Account. In addition to the closing of the Escrow Account in the circumstances described above in this Paragraph 2, the Escrow Account shall be closed when all Escrowed Preferred Stock or Escrowed Common Stock has been sold in a manner permitted under this Paragraph 2.

     (j) Cooperation. The parties hereto agree to execute such documents and instruments and take such other action as may reasonably be deemed appropriate by any of the others in order to effectuate the sale or release of any Escrowed Preferred Stock or Escrowed Common Stock pursuant to this Paragraph 2 or otherwise to effectuate the matters contemplated under this Paragraph 2.

     (k) Prior Escrow Account. Upon the opening of the Escrow Account, the Escrow Agreement between the Purchaser, ICN, the Partnership, the Shareholders and Star Bank, National Association dated as of September 1, 1993 shall be closed.

3. ICN and Thrucomm Board of Directors.

     (a) ICN. The provisions of Paragraph 2(a) of the Third Agreement shall continue in full force and effect.

     (b) Thrucomm Directors Prior to Mandatory Conversion Event. At all times prior to the occurrence of a Mandatory Conversion Event, the Partnership shall vote its shares of Thrucomm to elect and shall continue to maintain a Board of Directors of Thrucomm of not less than five (5) and not more than nine (9) persons, consisting at least of
          (i) an individual nominated by the Purchaser, (ii) an individual nominated by a majority-in-interest of the Limited Partners of the Partnership other than the Purchaser, (iii) an individual proposed by ICN and reasonably acceptable to the Purchaser and to the individual nominated thereto by the Limited Partners of the Partnership other than the Purchaser, and (iv) so long as he desires, Mr. Vincent Rinaldi. In connection therewith, the Partnership and Thrucomm shall:
          (A) cause all certificates representing shares of Thrucomm's Mandatory Convertible Preferred Stock, Series G, to reflect that the Partnership has agreed to elect members of the Board of Directors as required under this Paragraph 3(b) and that a copy of this Agreement may be obtained from Thrucomm; (B) not permit or suffer to exist the Articles of Incorporation or ByLaws of Thrucomm to contain any provisions which would contravene or otherwise be inconsistent with the provisions of this Paragraph 3(b); and (C) provide to the Purchaser such evidence as the Purchaser may reasonably request from time to time with respect to compliance by the Partnership with the provisions of this Paragraph 3(b).

     (c) Thrucomm Directors After Mandatory Conversion Event. Upon a Mandatory Conversion Event and thereafter so long as any Escrowed Common Stock remains in the Escrow Account, ICN and the Shareholders shall vote their shares of Thrucomm for election to the Board of Directors of Thrucomm of an individual designated by the Purchaser.

4. Transfer of Interests.

     (a) The Partnership and ICN. The provisions of Paragraph 3(a) of the Third Agreement shall continue in full force and effect.

     (b) Thrucomm. Neither ICN nor either of the Shareholders may transfer any portion of the Escrowed Preferred Stock or the Escrowed Common Stock, except in accordance with the provisions of Paragraph 2 above.

5. Life Insurance. The provisions of Paragraph 4 of the Third Agreement shall continue in full force and effect.

6. Registration.

     (a) Partnership Registration. The provisions of Paragraph 5(a) of the Third Agreement shall continue in full force and effect.

     (b) Thrucomm Registration. Contemporaneously with the execution of this Agreement, Thrucomm, the Purchaser and Blue Chip Capital Fund Limited Partnership shall enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit B.

7. Rights of First Refusal. The provisions of Paragraph 6 of the Third Agreement shall continue in full force and effect.

8. Legal Fees and Expenses. Except as otherwise provided in Paragraph 5 of the Third Agreement, the Partnership, Thrucomm and ICN, jointly and severally, agree to pay all legal fees and expenses incurred by the Purchaser or any of its affiliates in connection with the consummation of the transactions contemplated under this Agreement, such fees and expenses to be paid within thirty (30) days after the date hereof.

9. Representations and Warranties. Thrucomm, the Partnership, ICN and the Shareholders jointly and severally represent and warrant to the Purchaser that:

     (a) Due Execution. This Agreement has been duly executed and delivered by Thrucomm, the Partnership, ICN and the Shareholders, as applicable, and authorized by all requisite partnership action on the part of the Partnership and all requisite corporate action on the part of ICN and Thrucomm, and constitutes the legal, valid and binding obligation of each such party, enforceable against such party in accordance with its terms.

     (b) No Violation. The execution and delivery of this Agreement by Thrucomm, the Partnership, ICN and the Shareholders, as applicable, and the performance by them of their obligations hereunder, do not constitute any violation of any applicable law or any provision of the Partnership Agreement or the Articles of Incorporation, By-Laws or other organizational or governing documents of ICN or Thrucomm, or any other agreement or governmental restriction to which any of them is a party or by which any of them is bound, or require the consent or approval of the Limited Partners of the Partnership or any other person or entity.

10. Miscellaneous.

     (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

     (b) No Broker. Each of the parties hereto represents and warrants that, except as described in the succeeding sentence, it has dealt with no broker or finder in connection with any of the transactions contemplated hereunder, and no broker, finder or other person is or will be entitled to any commission, finder's fee or other compensation as a result of consummation of the transactions contemplated hereunder. The Partnership, ICN and the Shareholders represent to the Purchaser that CFG Securities Corp. ("CFG") and/or an affiliate of CFG has acted as a broker for them in connection with the transactions contemplated hereunder, and covenant with the Purchaser that they shall pay all commissions and other compensation due to CFG and any such affiliate on or prior to the date due.

     (c) Modification; Waiver. No modification or amendment of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall any waiver constitute a waiver of the same provision on any other occasion. No waiver of any of the provisions hereof shall be binding unless executed in writing by the party making such waiver.

     (d) Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     (e) Notices. All notices required under this Agreement shall be in writing and shall be deemed to have been given on the date of personal delivery, or of deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, or of delivery to a nationally-recognized overnight courier service with arrangements made by the sender for payment therefor, addressed to the parties at their addresses set forth above, or such other addresses as any party has notified the others as provided herein.

     (f) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (g) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (h) Headings. The headings of paragraphs and subparagraphs of this Agreement are included for convenience of reference only and shall not be considered in construing any provisions contained therein.

     (i) Remedies. The Partnership, ICN, Thrucomm and the Shareholders acknowledge and agree that in the event of breach of any of the provisions of Paragraphs 3, 4 and 7 above, the Purchaser would sustain irreparable injury, and Thrucomm, the Partnership, ICN and the Shareholders recognize that money damages for such breach would be difficult or impossible to ascertain. Thrucomm, the Partnership, ICN and the Shareholders therefore agree that the Purchaser shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation of any of such provisions.

     (j) Third Party Beneficiaries. Neither the Limited Partners of the Partnership nor any other person or entity shall be deemed third party beneficiaries with respect to any provision of this Agreement, except that the Limited Partners shall be deemed third party beneficiaries with respect to the provisions of Paragraph 6(b) of the Third Agreement.

     (k) Conflict. In the event of any conflict between the provisions of this Agreement and any provisions of the Third Agreement, the provisions of this Agreement shall be controlling. Without limiting the generality of the foregoing, it is hereby acknowledged by the parties hereto that Paragraphs 1, 2(b), 2(c), 3(b), 3(c), 5(b), 5(c), 5(d) and 5(e) of the
          Third Agreement are deleted and no longer in force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        BLUE CHIP/DATALINC CORPORATION



                                        By: _______________________________

                                        Title: ____________________________


                                        INTEGRATED COMMUNICATION NETWORKS, INC.




                                         By: _______________________________

                                         Title: ____________________________



                                         -----------------------------------
                                         JOHN F. KOLENDA



                                          -----------------------------------
                                          MARK J. GIANINNI



                                          DATALINC, LTD.

                                          By:      Integrated Communication
                                                   Networks, Inc., its
                                                   General Partner


                                          By: __________________________

                                          Title: _______________________

                                          THRUCOMM, INC.


                                          By: __________________________

                                          Title: _______________________